CONFIRMING STATEMENT


This Statement confirms that the undersigned, Brian T. Light, has authorized and designated each of Thomas D. Carney, Kelly S. Burnett, Ron S. Hopp and
Mark D. Schairer, acting individually, to execute and file on the undersigned's behalf Form ID and all Forms 3, 4, 5 and 144 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Borders Group, Inc. The authority of Thomas D. Carney, Kelly S. Burnett, Ron S. Hopp and Mark D. Schairer under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and 144 with regard to the undersigned's ownership of or transactions in securities of Borders Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Thomas D. Carney, Kelly S. Burnett, Ron S. Hopp and Mark D. Schairer are not assuming any of the undersigned's responsibilities to comply with: (1) Section 16 of the Securities Exchange Act of 1934; (2) requirements relating to the filing of Form 144; or (3) any other Federal or State Securities or other Laws or Regulations.


Date:  July 21, 2005					Brian T. Light
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								Brian T. Light